UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 21, 2014

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Leadenhall Road

Mt. Laurel, New Jersey 08054

(Address of principal executive offices, including zip code)

(856) 917-1744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On March 21, 2014, PHH Vehicle Management Services, Inc. (“VMS Canada”), a Canadian subsidiary of PHH Corporation (the “Company”), entered into a Second Amendment to Credit Agreement, by and between VMS Canada, as borrower, The Bank of Nova Scotia (“Scotiabank”), as administrative agent and the financial institutions party thereto, as lenders (the “Second Amendment”).  The Second Amendment further amends the Credit Agreement dated as of September 25, 2012, as previously amended as of May 10, 2013, by and between VMS Canada, as borrower, Scotiabank, as administrative agent, lead arranger and sole bookrunner, and the subsidiaries of VMS Canada and the lenders from time to time party thereto (the “Existing Canadian Credit Facility” and as amended by the Second Amendment, the “Amended Canadian Credit Facility”).

The Second Amendment reduces the maximum amount available for borrowing, on a revolving basis, from C$125 million under the Existing Canadian Credit Facility to C$25 million under the Amended Canadian Credit Facility, in each case subject to an asset-based borrowing base limitation.  The Second Amendment was entered into at VMS Canada’s request in an effort to better utilize cash held in Canada while reducing expenses associated with the Existing Canadian Credit Facility.

The Second Amendment also terminates the commitments of all lenders party to the Existing Canadian Credit Facility other than Scotiabank, such that Scotiabank is the sole lender under the Amended Canadian Credit Facility.  Concurrently with the execution of the Second Amendment, the Company reaffirmed its obligations under the Parent Guaranty dated as of September 25, 2012, as previously amended as of July 31, 2013, and December 12, 2013, executed in favor of Scotiabank, in its capacity as administrative agent.

The foregoing summary of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1

Second Amendment to Credit Agreement, dated as of March 21, 2014, by and between PHH Vehicle Management Services, Inc., as borrower, the financial institutions party thereto, as lenders, and The Bank of Nova Scotia, as agent for the lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

	By:	/s/ William F. Brown
Name: William F. Brown
Title: Senior Vice President,
General Counsel and Secretary

Dated: March 27, 2014